
                                                                                                    Exhibit 12


                  CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)


                                               Nine Months
                                                  Ended                      Year Ended December 31,
                                                                ----------------------------------------------
                                              Sept 30, 1998       1997      1996      1995      1994      1993
                                              -------------     ------   -------  --------  --------  --------
Net Income before Cumulative Effect
   of  Changes in Accounting Principles (1)     $ 1,538         $3,256   $ 2,607   $   930   $ 1,693   $ 1,265

Income Tax Expense                                1,007          2,428     2,624     1,094     1,322     1,389

Distributions (Less Than)
Greater Than Equity in Earnings of
   Less Than 50% Owned Affiliates                   (72)           (70)       29        (5)       (3)        6

Minority Interest                                     6             11         4         -         3        (2)

Previously Capitalized Interest
   Charged to Earnings During Period                 23             28        24        47        32        20

Interest and Debt Expense                           360            405       471       557       453       390

Interest Portion of Rentals (2)                     146            167       158       148       156       169
                                                -------         ------   -------   -------   -------   -------

Earnings before Provisions for
   Taxes and Fixed Charges                      $ 3,008         $6,225   $ 5,917   $ 2,771   $ 3,656   $ 3,237
                                                =======         ======   =======   =======   =======   =======

Interest and Debt Expense                       $   360         $  405   $   471   $   557   $   453   $   390

Interest Portion of Rentals (2)                     146            167       158       148       156       169

Capitalized Interest                                 33             82       108       141        80        60
                                                -------         ------   -------   -------   -------   -------

   Total Fixed Charges                          $   539         $  654   $   737   $   846   $   689   $   619
                                                =======         ======   =======   =======   =======   =======


--------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                 5.58           9.52      8.03      3.28      5.31      5.23
--------------------------------------------------------------------------------------------------------------

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2)  Calculated as one-third of rentals.



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